As filed with the Securities and Exchange Commission on July 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMIS Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	51-0309588
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2300 Buckskin Road
Pocatello, ID 83201
(208) 233-4690
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2000 Equity Incentive Plan
(Full Title of the Plan)

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Darlene Gerry	Jean McLoughlin
AMIS Holdings, Inc.	Davis Polk & Wardwell
2300 Buckskin Road	1600 El Camino Real
Pocatello, ID 83201	Menlo Park, CA 94025
(650) 752-2000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,829,300	$13.04(2)	$23,854,072	$2,808

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purposes of calculating the registration fee. Computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the estimated exercise price of $13.04, which is the average of the high and low prices of the Registrant’s Common Stock on July 22, 2005, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

     The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

     (a) The Registrant’s Report of Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     (b) The Registrant’s Quarterly Report on Form 10-Q for the period ended April 2, 2005, filed pursuant to Section 13 or 15(d) of the Exchange Act.

     (c) The Registrant’s Current Reports on Form 8-K filed on January 31, 2005, February 7, 2005, February 22, 2005, March 7, 2005, March 22, 2005, March 25, 2005, April 4, 2005, April 14, 2005, and June 15, 2005 pursuant to Section 13 of the Exchange Act.

     (d) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, dated September 22, 2003, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4: Description of Securities.

     Not Applicable.

Item 5: Interests of Named Experts and Counsel.

      Darlene E. Gerry, who is issuing the opinion on the legality of the Registrant’s common stock offered hereby, is an employee of the Registrant.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to AMIS Holdings, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

     Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that a director of AMIS Holdings, Inc. shall not be liable to AMIS Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of AMIS Holdings, Inc. or is or was serving at the request of AMIS Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMIS Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by AMIS Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

     Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that AMIS Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMIS Holdings, Inc., or is or was serving at the request of AMIS Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMIS Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

     We also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

      Shareholders’ Agreement

     Section 5.05 of the amended and restated shareholders’ agreement provides that AMIS Holdings, Inc. will indemnify and hold harmless each of persons (together, the “Shareholders”) holding securities covered by a registration statement, their officers, directors, employees, partners and agents and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registrable securities (as amended or supplemented if AMIS Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMIS Holdings, Inc. by such Shareholders or on such Shareholders’ behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, this indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the registrable securities concerned to such person if it is determined that AMIS Holdings, Inc. has provided such prospectus to such Shareholders and it was the responsibility of such Shareholders to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. AMIS Holdings, Inc. also agreed to indemnify any underwriters of the registrable securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in the Shareholders’ Agreement.

Item 7: Exemption From Registration Claimed.

      Not Applicable.

Item 8: Exhibits.

Exhibit No.	Document

4.1	Restated Certificate of Incorporation*
4.2	Amended and Restated By-Laws*
5	Opinion of Darlene E. Gerry
23.1	Consent of Darlene E. Gerry (contained in her opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24	Power of Attorney (contained on signature page hereto)
99.1	AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan*

*	Incorporated by reference to Registrant’s Registration Statement on Form S-1, as amended (333-108028), originally filed with the Securities and Exchange Commission on August 15, 2003.

Item 9: Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 -- Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, AMIS Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 26, 2005.

AMIS HOLDINGS, INC.

By:	/s/ David Henry

Name:	David Henry
Title:	Chief Financial Officer and Senior Vice President

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christine King, David Henry and Darlene Gerry, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Christine King	Chief Executive Officer,	July 26, 2005
President and Assistant Secretary
Christine King	(Principal Executive Officer)

/s/ David Henry	Chief Financial Officer and	July 26, 2005
Senior Vice President
David Henry	(Principal Financial and
Accounting Officer)

Director

Dipanjan Deb

/s/ S. Atiq Raza	Director	July 26, 2005

S. Atiq Raza

/s/ Christine King	Director	July 26, 2005

Christine King

/s/ William Starling, Jr.	Director	July 26, 2005

William Starling, Jr.

/s/ Paul C. Schorr, IV	Director	July 26, 2005

Paul C. Schorr, IV

/s/ Colin Slade	Director	July 26, 2005

Colin Slade

Director

David Stanton

/s/ James A. Urry	Director	July 26, 2005

James A. Urry

/s/ Gregory Williams	Director	July 26, 2005

Gregory Williams

Exhibits.

Exhibit No.	Document

5	Opinion of Darlene E. Gerry
23.1	Consent of Darlene E. Gerrry (contained in her opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24	Power of Attorney (contained on signature page hereto)